Exhibit 2.2

FIRST AMENDED AND RESTATED OPERATING AGREEMENT

OF

EVNT PLATFORM, LLC

This First Amended and Restated Operating Agreement (this “Agreement”) of EVNT Platform, LLC (the “Company”), a limited liability company organized under the laws of the State of Nevada, dated and effective as of April 17, 2021 (the “Effective Date”), is entered into by and among the Company, the Preferred Members (as defined herein) and Vinco Ventures, Inc. (“Vinco”) relating to the obligations set forth in Sections 3.01(c), Section 3.02, Section 7.01 and Section 7.02 of this Agreement.

RECITALS

WHEREAS, prior to the Effective Date, the Company was governed by that certain Operating Agreement (the “Prior Operating Agreement”) effective as of April 13, 2021; and

WHEREAS, the Company, Emmersive Entertainment (“Emmersive”), the Shareholders of Emmersive (“Emmersive Shareholders”) and Vinco have entered into that certain Asset Contribution Agreement, dated as of the date of this Agreement (the “Asset Contribution Agreement” or “ACA”), pursuant to which, among other things, the Emmersive is contributing certain assets to the Company in consideration for (i) a certain number of non-voting Preferred Units, as defined herein, in the Company with put rights to convert the Preferred Units into the same number of shares of Vinco Ventures, Inc.’s common stock (“Vinco Common Stock” or “BBIG Shares”), (ii) Earn-Out Targets which if satisfied shall entitled Emmersive (and/or its nominees or assigns) to Conditional Preferred Units, as defined herein, and (iii) the guarantee of the Company’s Put Right obligations to the Preferred Members on the terms and conditions set forth in this Agreement; and

WHEREAS, it is a condition precedent to the closing of the transactions contemplated by the Asset Contribution Agreement (the “ACA Closing”) that the Prior Operating Agreement be amended and restated on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company has obtained the requisite consents necessary to amend the Prior Operating Agreement.

NOW, THEREFORE, in consideration of the mutual premises and agreements herein contained and intending to be legally bound, the parties hereto hereby agree to amend and restate the Prior Operating Agreement as follows:

ARTICLE I

DEFINITIONS

Certain defined terms used in this Agreement are set forth in Exhibit A.

ARTICLE II

ORGANIZATION

2.01. Formation.

The Company was organized as a Nevada (the “State of Formation”) limited liability company by the filing of its Articles of Organization with the Nevada Secretary of State on April 13, 2021 under the name “EVNT Platform, LLC.”

2.02. Name.

The name of the Company is “EVNT Platform, LLC” and all Company business shall be conducted under that name or such other names as comply with applicable law that the Board of Managers may select from time to time.

2.03. Registered Agent; Registered Office.

Incorp Services, Inc. is the registered agent of the Company in the State of Formation, and its address, which shall serve as the registered office of the Company, is 3773 Howard Hughes Parkway, Suite 500S, Las Vegas, NV 89169. This Section 2.03 may be amended from time to time by the Board of Managers to reflect each change in the identity or address of the Company’s registered agent in the State of Formation.

2.04. Principal Office; Other Offices.

The principal office of the Company shall be at such place as the Board of Managers may designate from time to time, which need not be in the State of Formation. The location of the principal office of the Company is 1 West Broad Street, Suite 1008, Bethlehem, PA 18018. The Company may change its principal office or have such other offices as the Board of Managers may designate from time to time.

2.05. Purposes.

The purposes of the Company are as follows:

(a) To develop NFT platforms and technologies;

(b) To develop AR (Augmented Reality) and VR (Virtual Reality) technologies;

(c) To realize income to the Company to the overall benefit of its Members; and

(d) To conduct such other activities as deemed appropriate by its Board of Managers, which activities are legal for a limited liability company to conduct under the Act.

2.06. Term.

The Company commenced its existence on April 13, 2021 and shall have perpetual existence, unless sooner terminated in accordance with the provisions of this Agreement.

2.07. No State Law Partnership.

The Members intend that the Company shall not be a partnership or joint venture, and that no Member shall be a partner or joint venturer of any other Member, for any purpose other than federal, state, and local tax purposes, and the provisions of this Agreement shall not be construed otherwise.

2.08. Liability to Third Parties.

No Member shall be liable for the debts, obligations, or liabilities of the Company, except to the extent expressly required under the Act or, in the case of Vinco, expressly set forth herein.

ARTICLE III

MEMBERSHIP; CAPITAL ACCOUNTS; EARN OUT TARGETS

3.01. Classes of Units.

(a) The authorized Units shall consist of non-voting Preferred Units (the “Preferred Units”) and voting Common Units (the “Common Units”). The Preferred Units and Common Units shall have the terms set forth in this Agreement. All Units outstanding hereunder shall be validly issued, fully paid and non-assessable, to the fullest extent permitted by law.

(b) As of the date of this Amended Operating Agreement, the number of authorized Preferred Units is One Million (1,000,000). Pursuant to the ACA, the Preferred Units are held by the Preferred Members listed on Exhibit B hereto, with each Preferred Member holding the number of Preferred Units set forth opposite their respective names. Additional Preferred Units may be issue as set forth in Section 3.02.

(c) The number of authorized Common Units is One Thousand (1,000). As of the date hereof, Vinco is the sole holder of Common Units and holds 1,000 Common Units.

3.02. Earn-Out Targets/Conditional Preferred Units

(a) In consideration for the Emmersive’s Contribution of the Assets to Buyer in accordance with the ACA, after the Closing, Emmersive, or its Shareholders, shall the rights to receive up to an additional 4,000,000 non-voting Preferred Units (“Conditional Preferred Units”) convertible into up to an additional 4,000,000 BBIG Shares, subject to and conditioned upon the Company satisfying the following conditions within the time prescribed herein:

(i) Earn-Out Target 1: After the Closing Date, in the event that the Company (1) successfully develops a minimally viable product (“MVP”) for the NFT Technology to validate the utility of product/platform with features to attractive and transact with customers and (2) the on-boarding of a minimum of 10 approved influential celebrities on or before December 31, 2021, the Company shall issue to Emmersive and/or Emmersive’s Shareholders, 1,000,000 Conditional Preferred Units. The Company shall determine in its sole discretion if a MVP was achieved and if the celebrities are deemed influential. In the event that the Company does not satisfy the conditions of the Earn-Out Target set forth in this Section 3.02 (a) (i), the rights to the Conditional Preferred Units hereunder shall be deemed null and void.

(ii) Earn-Out Target 2: After the Closing Date, subject to and conditioned upon the Company generating a minimum of $7,000,000 in annualized booked revenues inclusive of revenues generated from the celebrities onboarded by the Company (collectively “Attributed Revenue”) in any three-calendar-month period ending on or before March 31, 2022 (i.e. more than $1,750,000 in Attributed Revenue in a period of three consecutive calendar months), the Company shall issue to Emmersive and/or Emmersive’s Shareholders 1,000,000 Conditional Preferred Units. In the event that the Company does not satisfy the conditions of the Earn-Out Target set forth in this Section 3.02 (a) (ii), the rights to the Conditional Preferred Units hereunder shall be deemed null and void, subject to Section 3.02(a)(iii) and 3.01(a)(iv).

(iii) Earn-Out Target 3: After the Closing Date, in the event that the Company generates a minimum of $28,000,000 in annualized Attributed Revenues in any three-calendar-month period ending on or before December 31, 2022 (i.e. more than $7,000,000 in Attributed Revenue in a period of three consecutive calendar months), the Company shall issue to Emmersive and/or Emmersive’s Shareholders 1,000,000 Conditional Preferred Units. In the event that Seller does not satisfy the conditions of the Earn-Out Target set forth in this Section 3.02 (a) (iii), the rights to the Conditional Preferred Units hereunder shall be deemed null and void, subject to Section 3.02(a)(iv). Provided however, that to the extent Earn-Out Target 3 is achieved, then Earn-Out Target 2 shall also be deemed to have been achieved.

(iv) Earn Out Target 4: After the Closing Date, in the event that the Company generates a minimum of $62,000,000 in annualized Attributed Revenues in any three-calendar-month period ending on or before December 31, 2023 (i.e. more than $15,500,000 in Attributed Revenue in a period of three consecutive calendar months), the Company shall issue to Emmersive and/or Emmersive’s Shareholders 1,000,000 Conditional Preferred Units. In the event that Seller does not satisfy the conditions of the Earn-Out Target set forth in this Section 3.02 (a) (iv), the rights to the Conditional Preferred Units hereunder shall be deemed null and void. Provided however, that to the extent Earn-Out Target 4 is achieved, then Earn-Out Target 2 and Earn-Out Target 3 shall also be deemed to have been achieved.

(v) In no event shall the Preferred Members be entitled to in excess of 4,000,000 Conditional Preferred Units.

(vi) The Conditional Preferred Units shall have the same rights, including Put Rights, as the Preferred Units.

(b) It is further agreed that attaining the Attributed Revenue targets set forth in Sections 3.02 (a) (collectively, the “Earn-Out Targets”) accrue to the benefit of both parties, the Company shall use commercially reasonable efforts to achieve, and take no intentional actions which would have the reasonable effect of undermining the ability of the Company to attain the Earn-Out Targets.

(c) If there is a dispute between the parties concerning whether the Earn-Out Target has been satisfied, representatives of the Company, of Vinco and the Preferred Members shall first seek to amicably resolve the dispute. If the parties are unable to resolve the dispute, any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement (“Claim”) shall be resolved by final and binding arbitration (“Arbitration”) before a single arbitrator (“Arbitrator”) to be mutually selected by the parties. The Arbitrator shall have sufficient skills in accounting to be able to resolve the dispute, shall apply GAAP and shall have access to all necessary books and records to make such determination. The Arbitration shall be held in Philadelphia County, Pennsylvania. Each party shall bear its own attorneys’ fees, costs, and disbursements arising out of the Arbitration, and shall pay an equal share of the fees and costs of the Administrator and the Arbitrator.

(d) In the event that the Company is acquired, or the assets constituting the assets of the Company are sold, regardless of the form of such transaction(s), after December 31, 2021 (“Realization Event”), the Earn-Out Targets, set forth in Sections 3.02 (a), (ii), (iii) and (iv) shall be deemed to have been satisfied and Emmersive shall have the right to the additional Preferred Units, provided and expressly conditioned upon the Earn-Out Target 1 under Section 3.02 (a)(i) being satisfied (but not necessarily by 12/31/21) and Emmersive and/or the Emmersive Shareholders not being in material breach of this Agreement or material breach of the ACA, and, were such a material breach to occur, Emmersive having received notice thereof and a thirty (30) day period to cure.

3.03. Return of Capital Contributions; Special Rules.

Except as otherwise expressly provided herein, (i) no Member shall be entitled to the return of any part of its Capital Contribution or to be paid interest in respect of either its Capital Account balance or its Capital Contribution, (ii) no Member shall have any personal liability for the return of the Capital Contribution of any other Member, and (iii) no Member shall have any priority over any other Member with respect to the return of any Capital Contribution.

3.04. Capital Accounts.

A Capital Account shall be established and maintained for each Member in accordance with the following provisions:

(a) To each Member’s Capital Account, there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Net Profits, any items in the nature of income or gain that are specially allocated pursuant to this Agreement, and the amount of any liabilities of the Company that are assumed by such Member, or that are secured by any assets of the Company distributed to such Member.

(b) From each Member’s Capital Account, there shall be debited the amount of cash and the Gross Asset Value of any Company assets distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Net Losses, any items in the nature of expenses or losses that are specially allocated pursuant to this Agreement, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(c) If ownership of any Membership Interest in the Company is assigned in accordance with the terms of this Agreement, the assignee shall succeed to the Capital Account of the assignor to the extent it relates to the assigned Membership Interest.

(d) In determining the amount of any liability for purposes of Subsections 3.04(a) and (b) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e) To each Member’s Capital Account, there shall be debited or credited, as the case may be, adjustments which are necessary to reflect a revaluation of Company assets to reflect the Gross Asset Value of all Company assets, as required by Regulations Section 1.704-1(b)(2)(iv)(f) and Section 3.05.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Code Section 704 and Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. The Company shall make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet as computed for book purposes in accordance with Regulations Section 1.704-1(b)(2)(iv)(q).

The Capital Account balance of the Common Member as of the date of this Agreement is: $100 and the aggregate initial Capital Account balances of the Preferred Members as of the date of this Agreement is to be determined by the Parties.

3.05. Gross Asset Value.

The Gross Asset Value of any asset of the Company shall be equal to the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Company.

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values in connection with (and to be effective immediately prior to) the following events: (i) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property (including cash) as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in the capacity of a Member or by a new Member acting in the capacity of a Member or in anticipation of being a Member; or (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that an adjustment pursuant to clauses (i), (ii) or (iii) above shall be made only if the Board reasonably determines such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(c) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution.

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted bases of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704- 1(b)(2)(iv)(m) and ARTICLE IV; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Subsection to the extent they were adjusted pursuant to Subsection 3.05(b) above in connection with a transaction that otherwise would result in an adjustment pursuant to this Subsection.

(e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to this Section 3.05, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

ARTICLE IV ALLOCATION OF PROFITS AND LOSSES

4.01. Net Income, Gains and Losses.

(a) Subject to Section 4.01(b) and Section 4.02 of this Agreement, Net Profits and Net Losses of the Company for any Fiscal Year after taking into account all contributions and distributions made during such Fiscal Year shall be allocated among the Common Members in a manner such that the Capital Account of each Common Member, immediately after giving effect to such allocation, is, as nearly as possible, equal to the amount of the distributions that would be made to such Common Member pursuant to Section 5.01(b) if (i) the Company were dissolved and terminated; (ii) its affairs were wound up and the Company’s assets were sold for cash equal to their Gross Asset Value; (iii) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability); and (iv) the net assets of the Company were distributed in accordance with Section 5.01(b) to the Members immediately after giving effect to such allocation.

(b) Except as otherwise provided elsewhere in this Agreement, if upon the dissolution and termination of the Company pursuant to Article X of this Agreement and after all other allocations provided for in Section 4.01 have been tentatively made as if this Section 4.01(b) were not in this Agreement, a distribution to the Common Members under Article X of this Agreement would be different from a distribution to the Common Members in Section 5.01(b) of this Agreement, then Net Profit and Net Loss (or individual items thereof) for the Fiscal Year in which the Company dissolves and terminates pursuant to Article X of this Agreement shall be allocated among the Members in a manner such that the Capital Account of each Common Member, after taking into account all contributions and distributions made during such Fiscal Year, immediately after giving effect to such allocation, is, as nearly as possible, equal to the amount of the distributions that would be made to such Member pursuant to Section 5.01(b).

4.02. Special Allocations.

Notwithstanding any other provision of this Agreement, the following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in an amount equal to such Common Member’s share of the net decrease in Company Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Common Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.02 is intended to comply with the “minimum gain chargeback” requirements of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Chargeback Attributable to Member Nonrecourse Debt. If there is a net decrease in Member Minimum Gain during any Fiscal Year, each Common Member with a share of Member Minimum Gain at the beginning of such Fiscal Year shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in an amount equal to such Common Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Regulations Section 1.704-2(i)(4) and (5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Common Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(i). This Section 4.02 is intended to comply with the “partner minimum gain chargeback” requirements of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. If any Common Member unexpectedly receives any adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in an Adjusted Capital Account Deficit for the Common Member, such Common Member shall be allocated items of income and book gain in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible; provided that, an allocation pursuant to this Section 4.02 shall be made if and only to the extent that such Common Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.02 were not in the Agreement. This Section is intended to constitute a “qualified income offset” as provided by Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Member Nonrecourse Deductions. Common Member Nonrecourse Deductions shall be allocated among the Common Members who bear the Economic Risk of Loss for the Common Member Nonrecourse Debt to which such Common Member Nonrecourse Deductions are attributable in the ratio in which they share Economic Risk of Loss for such Common Member Nonrecourse Debt. This provision is to be interpreted in a manner consistent with the requirements of Regulations Section 1.704- 2(b)(4) and (i)(1).

(e) Nonrecourse Deductions. Any Nonrecourse Deductions (as defined in Regulations Section 1.704-2(b)(1)) for any Fiscal Year or other period shall be specially allocated to the Common Members in proportion to the Units held by such Common Members.

(f) Regulatory Allocations. The allocations set forth in this Section 4.02 (the “Regulatory Allocations”) are intended to comply with certain requirements of the applicable Regulations promulgated under Code Section 704(b). Notwithstanding any other provision of this Agreement, the Regulatory Allocations shall be taken into account in allocating Net Profits, Net Losses and other items of income, gain, loss and deduction to the Common Members for Capital Account purposes so that, to the extent possible, the net amount of such allocations of Net Profits, Net Losses and other items shall be equal to the amount that would have been allocated to each Common Member if the Regulatory Allocations had not occurred.

4.03 Tax Allocations.

(a) Generally. Except as provided in Section 4.03(b) and Section 4.03(c), allocations of income, gain, loss and deduction for federal and analogous state and local income tax purposes shall be allocated in the same manner that such items are allocated to the Common Members’ Capital Accounts under this Agreement.

(b) Contributed Property. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to contributed assets shall be, solely for tax purposes, allocated among the Common Members so as to take account of any variation between the adjusted basis of such asset to the Company for federal income tax purposes and its initial Gross Asset Value.

(c) Revalued Property. In the event that the Book Value of any Company asset is adjusted pursuant to Regulation Section 1.704-1(b)(2)(iv)(f), subsequent allocations of income, gain, loss, and deduction with respect to such asset shall be made among the Common Members in a manner that takes account of any variation between the adjusted tax basis of such asset and its Book Value in the same manner as required under Code Section 704(c) and the Regulations thereunder.

(d) Elections and Decisions. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement; provided that the Board shall elect to apply an allocation method permitted by the Regulations under Code Section 704(c).

(e) Allocations for Tax Purposes Only. Allocations pursuant to this Section 4.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Common Member’s Capital Account or share of Profits and Losses, other items, or distributions pursuant to any provision of this Agreement.

ARTICLE V

DISTRIBUTIONS

5.01. Distributions.

Except as set forth in Section 5.02, distributions shall be made from the Company solely to the Common Members at such time and in such amounts as the Board of Managers shall determine.

(a) All distributions of Distributable Cash shall be made to the Common Members pro rata based on their respective Common Units. Notwithstanding the foregoing, the Company shall, prior to making any distributions under (or by reference to) this Section 5.01(a), pay to each Member an amount equal to (i) that portion of the Company’s net taxable income allocated to such Member (including taxable income allocated to such Member pursuant to Section 704(c) of the Code) for a taxable period multiplied by (ii) the sum of the highest federal and state income tax rates for an individual resident of New York City, less (iii) the amount of any payment to such Member previously made by the Company with respect to such taxable period. For the sake of clarification, such payment to a Common Member shall be deemed an advance of and netted against the next distributions due to such Common Member under this Agreement.

(b) All distributions of Distributable Cash from a Realization Event shall be made to the Common Members pro rata based on their respective Common Units.

ARTICLE VI

MANAGEMENT

6.01. Management.

(a) Management and control of the Company shall be vested exclusively in a board of managers (the “Board of Managers”), and the business and affairs of the Company shall be managed under the direction of the Board of Managers. Subject to Section 6.02 hereof, the Board of Managers shall retain always the authority to make management decisions notwithstanding any delegation of duties by the Board of Managers to employees or agents. The Board of Managers may, but shall not be required to, designate one or more officers or other agents who shall have such duties and shall perform such functions as may be delegated to them by the Board of Managers from time to time, and who shall serve at the sole discretion of the Board of Managers. Any officers or other agents who are appointed by the Board of Managers may be removed, at any time and from time to time, by the Board of Managers, with or without cause. For the avoidance of doubt, the Company is a manager-managed, as opposed to a member-managed, limited liability company, and as such, the Members do not, in their capacities as Members, have any voting or management rights, except to the extent expressly set forth in this Agreement or pursuant to applicable law.

(b) The size of the Board of Managers shall initially be fixed at seven (7) as specified in this Section 6.01(b). The Managers comprising the Board of Managers shall be appointed and/or removed by Vinco’s designees.

(c) Vinco hereby appoints and designates the following Managers to comprise the Board of Managers: Christopher Ferguson, Brian McFadden, James A. Ulrich, III, Sheamia Smith, Carr Bettis, Erik Hicks and Lori Trigg.

(d) The Board of Managers hereby appoints the following officers of the Company: Morgan Lavery, Michael Josh Valenzuela, Brian McFadden and Brett Vroman.

(e) The appointment of any Manager, or the removal of any Manager, shall be effective only upon written notification thereof given by the Persons that appointed or removed such Manager as specified in Section 6.01(b) above. Any Manager may resign at any time by giving written notice to the other Managers (the “Resignation Notice”). The resignation of such Manager shall take effect upon delivery of the Resignation Notice or at such later time as shall be specified in the Resignation Notice and, unless otherwise specified therein, the acceptance of such resignation by the Company or the other Managers shall not be necessary to make it effective. The resignation of a Manager shall not affect the resigning Manager’s rights, if any, as a Member and shall not constitute such resigning Manager’s resignation as a Member, if applicable. The Person or Persons having the right to appoint a Manager shall have the sole right to fill any vacancy as a result of such removal or resignation.

(f) Unless waived by all of the Managers, each Manager shall be given at least twenty four (24) hours’ notice of any special meeting and of any regularly scheduled meeting (which notice shall state the date, hour and location of the meeting and all actions to be considered at the meeting), and each Manager shall be permitted to participate in any meeting by telephone or similar communications equipment. Any Manager may call a meeting of the Board of Managers. Any action may be taken by the Board of Managers without a meeting if authorized by the written consent of all of the Managers. Notice of a meeting need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Manager. No action may be taken at any meeting of the Board of Managers unless such action was specified in the notice of such meeting that was delivered to the Managers in accordance with this Section 6.01(d).

(g) A majority of the Managers constituting the Board of Managers shall constitute a quorum for the transaction of business. Each Manager shall be entitled to cast one (1) vote. Except as otherwise provided in this Agreement, the majority vote of the Managers cast at any meeting at which there is a quorum present shall be the act of the Board of Managers. A majority of the Managers present may adjourn any meeting of the Board of Managers to another date, time or place, whether or not a quorum is present. If a meeting is adjourned pursuant to this Section 6.01(e) due to the absence of a quorum, such adjournment shall be for at least 24 hours. No notice need be given of any adjourned meeting, except (i) 24 hours’ notice shall be given to each of the members of the Board of Managers not present at the adjourned meeting, and (ii) if the date, time or place of the adjourned meeting are not announced at the time of adjournment, the notice referred to in clause (i) above shall be given to each member of the Board of Managers, whether or not present at the adjourned meeting.

(h) A Person shall cease to serve as a Manager upon (i) his or her death, (ii) a ruling by a court of competent jurisdiction that he or she is incompetent, (iii) his or her resignation in accordance with Section 6.01(c) above or (iv) the removal of such Manager by the Person(s) appointing such Manager.

(i) Managers shall not receive any fee or other compensation for services rendered (except with respect to employment compensation otherwise payable to Managers that are employees of the Company) on behalf of the Company, but shall promptly be reimbursed for all reasonable out-of-pocket costs, fees and expenses incurred by them in performing their services under this Agreement.

6.02. Approval of Certain Actions.

Notwithstanding anything to the contrary contained in this Agreement, until such time as the Preferred Units have been redeemed in full, the Company and the Board of Managers shall not take, and the Company shall cause its direct and indirect subsidiaries to not take, any of the following actions without the express written consent of Preferred Members holding sixty percent (60%) of the Preferred Units:

(a) amend, alter, repeal or waive any provision of this Agreement to the extent Preferred Unit approval is required under Section 12.08;

(b) issue any additional Preferred Units or any securities convertible into or exercisable or exchangeable for additional Preferred Units; or

(c) any split, combination or division of the Preferred Units;

6.03. Liability of Parties.

No Manager, Member, any Representative of a Manger or Member, nor any officer of the Company shall be liable to the Company or to any other Member for (a) the performance of, or the omission to perform, any act or duty on behalf of the Company if, in good faith, such Person determined that such conduct was in the best interests of the Company, and such conduct did not constitute fraud, gross negligence, reckless or intentional misconduct or a material breach of this Agreement by such Person; (b) the termination of the Company and this Agreement pursuant to the terms hereof; or (c) the performance of, or the omission to perform, any act on behalf of the Company in good-faith reliance on the advice of legal counsel, accountants, or other professional advisors to the Company. The foregoing sentence does not apply to the obligations of Vinco pursuant to Section 7.02 of this Agreement.

6.04. Indemnification of Members and Officers.

The Company, its receiver, or its trustee, as the case may be, shall indemnify, defend, and hold the Managers, the Members and their Representatives and each officer of the Company (and his, her, its/their respective heirs, personal representatives, and successors)(collectively, the “Indemnified Parties”) harmless from and against any expense, loss, damage, or liability incurred or connected with any claim, suit, demand, loss, judgment, liability, cost, or expense (including reasonable attorneys’ fees) arising from or related to the Company or any act or omission of the Indemnified Parties on behalf of the Company (exclusive of acts taken as an independent contractor for the Company) and amounts paid in settlement of any of the foregoing; provided that the same were not the result of fraud, gross negligence, reckless or intentional misconduct or a breach of this Agreement on the part of the Indemnified Party against whom a claim is asserted. The Company may advance to any Indemnified Party the costs of defending any claim, suit, or action against such Indemnified Party if the Indemnified Party undertakes to repay the funds advanced, with interest, should it later be determined that the Indemnified Party is not entitled to indemnification under this Section 6.04. For the avoidance of doubt, Vinco shall not be entitled to indemnification in respect of its obligations pursuant to Section 7.02 of this Agreement.

6.05. Conflicts of Interest.

Subject to the other express provisions of this Agreement and, as applicable, the Asset Contribution Agreement, each Member and Manager of the Company at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or to any other Member or Manager the right to participate therein.

ARTICLE VII

PUT RIGHT; PUT RIGHT GUARANTY

7.01. Put Right.

The Preferred Members have a put right, on the terms and conditions set forth in this Section 7.01 (the “Put Right”), to cause the Company to redeem, from time to time, all or any portion of the Preferred Units then held by the Preferred Members. To exercise the Put Right, the Preferred Members holding no less than 60% of the outstanding Preferred Units (“Requisite Preferred Holders”) on behalf of all of the Preferred Members, shall notify the Company and Vinco, in writing (a “Put Notice”), that the Preferred Members are electing to sell to the Company that number of Preferred Units specified in such Put Notice for the Put Price. The Put Right with respect to Preferred Units may not be exercised until at least six (6) months and one day following receipt of said Preferred Units which may be received from time to time pursuant to Section 3.02. The Company shall be required to consummate the purchase of the Preferred Units specified in such Put Notice for the Put Price. The closing of any purchase and sale of the Preferred Units specified in such Put Notice shall take place at the principal office of the Company (or such other location agreed to by the Company and the Requisite Preferred Holders) on a date determined by the Company, but in any event no later than ten (10) business days following receipt of such Put Notice. At such closing, the Company shall deliver to the Preferred Members t the Put Price (which shall be allocated to the Preferred Members on a pro rata basis based on the number of Preferred Units being redeemed from each Preferred Member) through the issuance and delivery to the Preferred Members of a number of shares of BBIG Shares equal to the Applicable Percentage, as quantified in the formula below, of the Fixed Share Amount with respect to such Put Notice. For the avoidance of doubt, the Requisite Preferred Holders may deliver multiple Put Notices from time to time until such time as all of the Preferred Units have been redeemed from the Preferred Members. By way of example, if Preferred Members collectively own 1,000,000 Preferred Units (A), and the Put Right is exercised by Requisite Preferred Holders for 500,000 of the Preferred Units (B), the Applicable Percentage is 50% determined by the formula: B/A, and the Company shall satisfy the demand by paying 500,000 shares of BBIG Stock in consideration for 500,000 Preferred Units, Preferred Members holding the remaining 500,000 Preferred Units shall have the ability to exercise a Put Right for up to the amount of the remaining amount of the Preferred Units at any time.

7.02 Guaranty of Put Right Obligations. Vinco hereby unconditionally guarantees the punctual payment, when due, of (i) the Put Price in respect of any Put Notices delivered by the Requisite Preferred Holders pursuant to Section 7.01 of this Agreement. With respect to any Put Notice arising under of this Agreement, Vinco shall satisfy the obligations to the Preferred Members in respect thereof, (y) solely through the issuance and delivery to the Preferred Members of a number of shares of Vinco Common Stock equal to the Applicable Percentage times the Fixed Share Amount with respect to such Put Notice. This Section 7.02 is a continuing guaranty and shall (a) remain in full force and effect until such time as all of the Preferred Units have been redeemed from, and the full purchase price in respect thereof, paid to the Preferred Members; (b) be binding upon Vinco and its successors and assigns; and (c) inure to the benefit of and be enforceable by the Preferred Members and their successors, pledgees, transferees and assigns. Any sale by Vinco of its Common Units shall not discharge its obligations under this Section 7.02.

7.03 Issuance of 144 Letter. Upon request by the Preferred Members following the exercise of a Put Right, and subject to the Preferred Members providing such reasonable backup materials as are customary, Vinco agrees to provide a legal opinion letter pursuant to Rule 144 of the federal securities laws to Vinco’s stock transfer agent to remove the restrictive legend on the Vinco Common Stock delivered pursuant to Section 7.01, provided that there is an exemption for the Preferred Members to sell Vinco Common Stock at the time the Put Right is exercised.

ARTICLE VIII RESTRICTIONS ON TRANSFERS

8.01. Restrictions on Transfers.

Except as otherwise expressly permitted in this Article VIII, no Member may directly or indirectly Transfer all or any portion of his or its Membership Interest in the Company without the prior written consent of the Board of Managers, which consent may be granted or withheld in the absolute discretion of the Board of Managers. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, no Transfer by Vinco of its Membership Interests shall relieve Vinco of its obligations set forth in Section 7.02 above.

8.02. Permitted Transfers.

Subject to compliance with Section 8.03 of this Agreement and subject to the last sentence of Section 8.01 above, a Member shall be free at any time to Transfer all or any portion of his or its Membership Interest to: (a) a Person who already is a Member at the time of Transfer; (b) in the case of a Member that is a natural person, any one or more of an existing Member’s Family Members; and (c) in the case of a Member that is not a natural person, any one or more of an existing Member’s Affiliates. A trust or estate that has received a Membership Interest from a Member may Transfer the Membership Interest to a beneficiary of the trust or estate; provided, that, the beneficiary is a Family Member of the Member who transferred the Membership Interest to the trust or estate. A Member that is a natural person also may Transfer all or any portion of his Membership Interest upon his death or involuntarily by operation of law. For purposes of this Article VIII, a Member’s “Family Members” shall mean the Member’s spouse, ancestors, issue (including adopted children and their issue) and trusts or custodianships for the primary benefit of the Member himself or such spouse, ancestors, or issue (including adopted children and their issue).

8.03. Conditions to Transfer.

(a) Notwithstanding any other provision of Section 8.01 or 8.02, no Transfer shall be permitted, except in the case of a Transfer on death or involuntarily by operation of law, unless the following additional conditions precedent are satisfied (or waived by the Board of Managers in its sole discretion):The transferor and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Agreement (including this Article VIII); and

(b) At the Board of Managers’ request, the transferor shall provide an opinion of counsel satisfactory to the Company to the effect that such Transfer will not violate any applicable securities laws regulating the transfer of securities or any of the provisions of any agreement to which the Company is a party.

8.04. Transfer Restrictions Not Applicable to BBIG Shares received upon Exercise of Put Right.

The transfer restrictions set forth in this Article VIII shall not apply to the receipt of any BBIG Shares by Preferred Members upon exercise of the Put Right, provided the Preferred Members comply with the applicable holding period and other federal regulations.

8.05. Admission of Transferee as Member.

Subject to the other provisions of this Article VIII, a transferee of a Membership Interest shall be admitted to the Company as a Member only upon satisfaction of all of the following conditions:

(a) The Membership Interest with respect to which the transferee is admitted was acquired by means of a Transfer permitted under Section 8.01 or 8.02;

(b) The transferee becomes a party to this Agreement as a Member (such transferee to become a party to this Agreement in the same capacity as the transferor with respect to the securities acquired from the transferor) and executes such documents and instruments as the Company reasonably may request as necessary or appropriate to confirm such transferee as a Member in the Company and such transferee’s agreement to be bound by the terms and conditions hereof; and

(c) The transferee furnishes copies of all instruments effecting the Transfer, opinions of counsel and such other certificates, instruments, and documents as the Company may require.

8.06. Effect of Disposition.

Following any Transfer of a Member’s entire Membership Interest, the Member shall have no further rights as a Member of the Company. In addition, following any permitted Transfer of a portion of a Member’s Membership Interest, the Member shall have no further rights as a Member of the Company with respect to that portion Transferred.

8.07. Rights of Unadmitted Transferee.

A transferee of a Membership Interest who is not admitted as a Member pursuant to this Article VIII shall be entitled to allocations and distributions attributable to the Membership Interest Transferred to the same extent as if the transferee were a Member, but shall have no right to participate in the management of the Company, or to vote or give a consent on any matter, if any, calling for the approval or consent of the Members (and notwithstanding anything in this Agreement to the contrary any requisite percentage or majority shall be computed as if the Transferred Membership Interest did not exist), shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the other rights of a Member under the Act or this Agreement.

8.08. Prohibited Transfers.

Any purported Transfer that is not permitted under this Article VIII shall be null and void and of no effect whatsoever. In the case of a Transfer or attempted Transfer that is not such a permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified persons may incur (including incremental tax liability and attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

ARTICLE IX

WITHDRAWAL

9.01. Restrictions on Withdrawal.

Subject to the Put Right of the Preferred Members, no Member shall have the right to withdraw from the Company as a Member or to terminate its or his Membership Interest.

ARTICLE X

DISSOLUTION, LIQUIDATION, AND TERMINATION

10.01. Dissolution.

(a) The Company shall be dissolved automatically and its affairs shall be wound up upon the first to occur of the following:

(i) at any time upon approval by (i) the Board of Managers and (ii) Vinco; or

(ii) ninety (90) days after the date on which the Company no longer has at least one (1) Member, unless a new Member is admitted to the Company during such ninety (90) day period.

10.02. Liquidation.

(a) Upon a dissolution of the Company requiring the winding-up of its affairs, the Board of Managers shall wind up its affairs. The assets of the Company shall be sold within a reasonable period of time to the extent necessary to pay or to provide for the payment of all debts and liabilities of the Company, and may be sold to the extent deemed practicable and prudent by the Board of Managers.

(b) The net assets of the Company remaining after satisfaction of all such debts and liabilities and the creation of any reserves under Section 10.02(d), shall be distributed to the Common Members in accordance with Section 5.01(b), after giving effect to all contributions, distributions, and allocations for all periods, including the period during which such liquidation occurs. Any property distributed in kind in the liquidation shall be valued at fair market value.

(c) Distributions to Common Members pursuant to this Article X shall be made by the end of the taxable year of the liquidation, or, if later, ninety (90) days after the date of such liquidation in accordance with Regulations Section 1.704-1(b)(2)(ii)(g).

(d) The Board of Managers may withhold from distribution under this Section 10.02 such reserves as are required by applicable law and such other reserves for subsequent computation adjustments and for contingencies, including contingent liabilities relating to pending or anticipated litigation or to Internal Revenue Service examinations. Any amount withheld as a reserve shall reduce the amount payable under this Section 10.02 and shall be held in a segregated interest-bearing account (which may be commingled with similar accounts). The unused portion of any reserve shall be distributed with interest thereon pursuant to this Section 10.02 after the Board of Managers shall have determined that the need therefor shall have ceased.

(e) Deficit Capital Accounts. If a Common Member has a deficit balance in its Capital Account after giving effect to all contributions, distributions, and allocations for all taxable years, including the year in which the liquidation occurs, the Common Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed by such Common Member to the Company or to any other Person, for any purpose whatsoever.

ARTICLE XI

BOOKS AND RECORDS, ACCOUNTING, AND TAX ELECTIONS

11.01. Maintenance of Records.

The Company shall maintain true and correct books and records, in which shall be entered all transactions of the Company, and shall maintain all other records necessary, convenient, or incidental to recording the Company’s business and affairs, which shall be sufficient to record the allocation of Net Profits and Net Losses and distributions as provided for herein. All decisions as to accounting principles, accounting methods, and other accounting matters shall be made by the Board of Managers. The Company shall keep a current list of all Members and their Capital Contributions, adjusted for any withdrawals, which shall be available for inspection by all Members. Each Member or its authorized representative may examine any of the books and records of the Company during normal business hours upon reasonable notice for a proper purpose reasonably related to the Member’s interest in the Company.

11.02. Reports to Members.

As soon as practicable after the end of each Fiscal Year, the Company shall cause to be prepared and sent to each Member a report setting forth in sufficient detail all such information and data with respect to the Company for such Fiscal Year as shall enable each Member to prepare its income tax returns. Any financial statements, reports and tax returns required pursuant to this Section 11.02 shall be prepared at the expense of the Company.

11.03. Tax Elections; Determinations Not Provided for in Agreement.

The Board of Managers shall be empowered to make or revoke any elections now or hereafter required or permitted to be made by the Code or any state or local tax law, and to decide in a fair and equitable manner any accounting procedures and other matters arising with respect to the Company or under this Agreement that are not expressly provided for in this Agreement. Notwithstanding the foregoing, absent the consent of (y) Vinco and (z) Preferred Members Holding at least sixty percent (60%) of the outstanding Preferred Units, the Company shall not elect to be treated as a subchapter “c” corporation.

11.04. Partnership Representative.

Vinco is hereby designated the “partnership representative” (within the meaning of amended Section 6225(a)(1) of the Code) of the Company. In acting as partnership representative, with respect to any item arising in respect of any taxable year beginning on or after the date hereof, Vinco shall be subject to the direction and control of the Board of Managers. The partnership representative shall (i) inform the Members of all administrative and judicial proceedings pertaining to the determination of the Company’s tax items and will provide the Members with copies of all notices received from the Internal Revenue Service (or any other taxing authority) regarding the commencement of a Company-level audit or a proposed adjustment of any of the Company’s tax items and (ii) provide the Members with reasonable notice of material events occurring in the course of Company tax audits and the other proceedings in which it participates in such capacity.

ARTICLE XII

GENERAL PROVISIONS

12.01. Notices.

Except as expressly provided in this Agreement, all notices, consents, waivers, requests, or other instruments or communications given pursuant to this Agreement shall be in writing, shall be signed by the party giving the same, and shall be delivered by hand; sent by registered or certified United States mail, return receipt requested, postage prepaid; or sent by a recognized overnight delivery service. Such notices, instruments, or communications shall be addressed, in the case of the Company, to the Company at its principal place of business and, in the case of any of the Members, to the address set forth in the Company’s books and records; except that any Member may, by notice to the Company and each other Member, specify any other address for the receipt of such notices, instruments, or communications. Except as expressly provided in this Agreement, any notice, instrument, or other communication shall be deemed properly given when sent in the manner prescribed in this Section 12.01. In computing the period of time for the giving of any notice, the day on which the notice is given shall be excluded and the day on which the matter noticed is to occur shall be included. If notice is given by personal delivery, then it shall be deemed given on the date personally delivered to such Person. If notice is given by mail in the manner permitted above, it shall be deemed given three (3) days after being deposited in the mail addressed to the Person to whom it is directed at the last address of the Person as it appears on the records of the Company, with prepaid postage thereon. If notice is given by nationally recognized overnight courier delivery service, then it shall be deemed given on the date actually delivered to the address of the recipient by such nationally recognized overnight courier delivery service. If notice is given in any other manner authorized herein or by law, it shall be deemed given when actually delivered, unless otherwise specified herein or by law.

12.02. Interpretation.

(a) ARTICLE, Section, and Subsection headings are not to be considered part of this Agreement, are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents thereof.

(b) Use of the terms “herein,” “hereunder,” “hereof,” and like terms shall be deemed to refer to this entire Agreement and not merely to the particular provision in which the term is contained, unless the context clearly indicates otherwise.

(c) Use of the word “including” or a like term shall be construed to mean “including, but not limited to.”

(d) Exhibits and schedules to this Agreement are an integral part of this Agreement.

(e) Words importing a particular gender shall include every other gender, and words importing the singular shall include the plural and vice-versa, unless the context clearly indicates otherwise.

(f) Any reference to a provision of the Code, Regulations, or the Act shall be construed to be a reference to any successor provision thereof.

12.03. Governing Law; Jurisdiction; Venue.

This Agreement and all matters arising herefrom or with respect hereto, including, without limitation, tort claims (the “Covered Matters”) shall be governed by, and construed in accordance with, the internal laws of State of Nevada, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the co-exclusive jurisdiction of the federal and state courts located in Philadelphia County in the Commonwealth of Pennsylvania for the purpose of any suit, action, proceeding or judgment relating to or arising out of the Covered Matters. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action, or proceeding brought in such courts and irrevocably waives any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

12.04. Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, executors, administrators, personal representatives, and successors.

12.05. Severability.

Each item and provision of this Agreement is intended to be severable. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable for any reason whatsoever, that term or provision shall be modified only to the extent necessary to be enforced, such term or provision shall be enforced to the maximum extent permitted by law, and the validity of the remainder of this Agreement shall not be adversely affected thereby.

12.06. Entire Agreement.

This Agreement supersedes any and all other understandings and agreements, either oral or in writing, between the Members with respect to the Membership Interests (including the Prior Operating Agreement) and constitutes the sole agreement between the Members with respect to the Membership Interests.

12.07. Further Action.

Each Member shall execute and deliver all papers, documents, and instruments and perform all acts that are necessary or appropriate to implement the terms of this Agreement and the intent of the Members. For the avoidance of doubt, no Emmersive Shareholder shall become a Preferred Member until such time as that party has executed this Agreement. Provided, however, that the Company shall be fully indemnified for the failure of any such Emmersive Shareholder to enter into this Agreement.

12.08. Amendment or Modification.

This Agreement (including the exhibits hereto) may be amended or modified from time to time only by the written consent of (y) Vinco and (z) the Requisite Preferred Holders. Notwithstanding the foregoing, no amendment shall create any personal liability or personal obligation of any Member for the debts, obligations, or liabilities of the Company not otherwise provided under the Act without such Member’s written consent. Provided further, that no amendment or modification may be made to this Agreement which treats one Preferred Holder in a manner which is different from any other Preferred Holder (“Affected Holder”), except as agreed to by such Affected Holder.

12.09. Membership Certificates.

The Company is hereby authorized to issue certificates representing the Units in the Company in accordance with the Act, but is not required to issue such certificates to evidence ownership of Units.

12.10. Counterparts.

This Agreement may be executed in original or by facsimile in several counterparts and, as so executed, shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or to the same counterpart.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the parties hereto have executed this First Amended and Restated Operating Agreement in multiple counterparts as of the day and in the year first above written, and each of such counterparts, when taken together, shall constitute one and ·the same instrument.

COMMON MEMBER

Vinco Ventures, Inc.

By:	Christopher Ferguson, CEO

1 West Broad Street, Suite 1004
Bethlehem, PA 18018

PREFERRED MEMBERS:

Emmersive Entertainment, Inc. and/or its nominees and assigns and/or the Preferred Members identified in Exhibit B.

By:	David Kovacs, CEO

1001 Brickell Bay Drive, Suite 2700-B-7
Miami, FL 33131
Att: David Kovacs, CEO

EXHIBIT A

For purposes of this Agreement, the following terms shall have the following

“Act” means the Nevada Liability Company Act, as codified in Nevada Statutes, as now enacted or hereafter amended.

“Adjusted Capital Account Deficit” means, with respect to any Person, the deficit balance, if any, in such Person’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts which such Person is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the next to the last sentence of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations after taking into account any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b) debit to such Capital Account the items described in Section 1.704- 1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise. Ownership of more than fifty percent (50%) of the beneficial interests of an entity shall be conclusive evidence that control exists. For purposes of this definition, “Affiliate” shall include, with respect to any natural Person, the spouse, parents, siblings and children of such Person or trusts for the benefit of any such Person.

“Applicable Percentage” shall mean the formula specified in Section 7.01.

“Asset Contribution Agreement” means that certain agreement among the Company, Emmersive, Emmersive Shareholders and Vinco dated and effective as of the date of this Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et.) as amended and as in effect from time to time, and any successor statute.

“BBIG Shares” or “Vinco Common Stock” means the shares the common stock of Vinco Ventures, Inc., $0.001 par value per share.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City, New York are open for the general transaction of business.

“Capital Account” means, with respect to any Member, the Member’s Capital Contribution (if any), increased or decreased as provided in Section 3.04 of this Agreement.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property other than money contributed to the Company by that Member.

“Code” means the Internal Revenue Code of 1986, as amended from time to time. “Common Members” means all Members holding Common Units.

“Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” in the Regulations Section 1.704-2(d).

“Conditional Preferred Units” means the additional Preferred Units that may be issued to the Preferred Members, after the date of this Agreement, subject to and conditioned upon the timely satisfaction of the Earn-Out Targets, set forth in as set forth in Section 3.02 of this Agreement titled Earn-Out Targets/Conditional Preferred Units.

“Depreciation” means an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted tax basis at the beginning of the Fiscal Year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the Federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year or other period bears to the beginning adjusted tax basis; provided, however, that if the Federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year or other period is zero, Depreciation will be determined by reference to the beginning Gross Asset Value using any reasonable method.

“Distributable Cash” means the cash or other property of the Company that the Board of Managers determines is available for distribution to the Members after deducting any amounts which the Board of Managers determines are required to maintain working capital, pay liabilities, expenses and other cash outlays of the Company and maintain reserves for liabilities, expenses and other cash outlays of the Company, but shall not include cash or other property which the Board of Managers determines represent the net proceeds of a Realization Event.

“Earn-Out Targets” shall have the meaning set forth in Section 3.02 Earn-Out Targets/Conditional Preferred Units.

“Economic Risk of Loss” shall have the meaning specified in Regulations Section 1.752-2.

“Fixed Share Amount” means up to 5,000,000 shares of Vinco Ventures, Inc. common stock, (as subject to adjustment for any stock split, stock dividend, stock combination or similar adjustment to the BBIG Shares), the actual number determined in accordance with Section 3.01 plus the number of Conditional Preferred Units earned pursuant to Section 3.02, and subject to reduction in the same manner as the Put Right shares as defined in Section 7.01 of this Agreement.

“Fiscal Year” means the calendar year; but, upon the organization of the Company, “Fiscal Year” means the period from the first day of the term of the Company to the next following December 31, and upon dissolution of the Company, shall mean the period from the end of the last preceding Fiscal Year to the date of such dissolution.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, adjusted as provided in this Agreement.

“Guaranty Shares” means shares of Vinco Common Stock, issuable by Vinco in satisfaction of its guaranty of the Company’s Put Right obligations, which in the aggregate are equal to the Fixed Share Amount.

“Indebtedness” means with respect to any Person, without duplication, any of the following, in each case whether or not then due and payable:

(a) all indebtedness for borrowed money or indebtedness issued in exchange for borrowed money (including all obligations for principal, interest (including all accrued interest through the date of repayment, premiums, pre-payment and other penalties, fees, expenses and breakage costs);

(b) all deferred obligations for the payment of the purchase price of property or capital assets purchased;

(c) all obligations evidenced by any note, bond, debenture or other debt security;

(d) all obligations of any Person for or on account of capitalized leases; all obligations of any Person for the reimbursement of letters of credit, bankers’ acceptance or similar credit transaction; and

(e) any guarantees of Indebtedness of the type described in the foregoing clauses (a) through (e) of such Person.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement or other similar relief.

“Liquidation” has the meaning as set forth in Regulations section 1.704- 1(b)(2)(ii)(g).

“Member” means each Person executing this Agreement as a Member or hereafter admitted to the Company as a Member as provided in this Agreement, but does not include any Person who has ceased to be a Member of the Company. For purposes of interpreting this Agreement, references to the term “Member” in Article IV and Article V shall be deemed to refer to a transferee of an interest in the Company who is not admitted as a Member under Section 8.04 unless such interpretation is inconsistent with the provisions of Section 8.06.

“Member Minimum Gain” has the meaning ascribed to the term “partner nonrecourse debt minimum gain” in Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Debt” has the meaning ascribed to the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means items of Company loss, deduction, or Code Section 705(a)(2)(b) expenditures that are attributable to Member Nonrecourse Debt within the meaning of Regulations Section 1.704-2(i).

“Membership Interest” means the entire interest of a Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted by this Agreement or the Act.

“Net Profits” and “Net Losses” means, for any period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Losses shall be subtracted from Net Profits or Net Losses;

(c) Gains or losses resulting from any disposition of Company asset with respect to which gains or losses are recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the Company asset disposed of, notwithstanding the fact that the adjusted tax basis of such Company asset differs from its Gross Asset Value;

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing the taxable income or loss, there will be taken into account Depreciation; and

(e) If the Gross Asset Value of any Company asset is adjusted pursuant to the definition of “Gross Asset Value,” the amount of the adjustment will be taken into account as gain or loss from the disposition of the asset for purposes of computing Net Profits or Net Losses.

Notwithstanding any other provision of this subsection, any items of income, gain, loss or deduction that are specially allocated shall not be taken into account in computing Net Profits or Net Losses.

“Person” means an individual, corporation, association, partnership, joint venture, limited liability company, estate, trust, or any other legal entity.

“Preferred Members” means all Members holding Preferred Units on the date of this Agreement.

“Preferred Units” means the non-voting class of Preferred Units on the date of this Agreement.

“Principal Market” means, as of any date of determination, the principal securities exchange or securities market on which the Vinco Common Stock is then traded.

“Put Price” means the Fixed Share Amount.

“Realization Event” means the date on which the Company receives cash proceeds from third parties that are not Affiliates of any such Common Members as a result of a sale or other disposition, in one or more transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, including by merger.

“Regulations” means the Treasury Regulations promulgated under the Code, as such Regulations may be amended from time to time.

“Representative” of a Person means that Person’s directors, officers, general partners, members, managers, employees, and agents.

“Requisite Preferred Holders” has the meaning set forth in Section 7.01.

“Trading Day” means any day on which the Vinco Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Vinco Common Stock, then on the principal securities exchange or securities market on which the Vinco Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Vinco Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Vinco Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the holders of a majority of the outstanding Preferred Units.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, gift, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, give, or otherwise dispose of.

“Unit” means a denomination of a Membership Interest consisting of either a Common Unit or a Preferred Unit.

EXHIBIT B

Name and Address of Preferred Member	Number of Preferred Units*
David J. Kovacs 17413 Robinson Avenue Port Charlotte, FL 33948	182,500

Strong Arm Productions USA, Inc. 2635 West 79th Street Hialeah, FL 33016	182,500

Upsurge3 Enterprises, Inc. 30 N. Gould St. Ste R. Sheridan, Wyoming 82801	102,000

Stack Sales LLC 1260 Carpazi Court #2 Naples, Florida 34105	12,700

KYS Enterprises LLC 1525 Park Manor Blvd. Suite 135, Pittsburgh, PA 15205	45,000

Collin J. Alford Jr. 10869 SW 242nd St. Miami, FL 33032	20,000

Lionel Bussey 16 Bowling Green Ave. Morrisville, PA 19067	20,000

J. Carr Bettis Family Trust 25 Highland Park Village STE 100-329, Dallas, TX 75205	45,000

George Fon Tabi Jr. 244 Biscayne Blvd. Suite 803 Miami, FL 33132	11,200

Humble Family Office LLC 610 Blue Road Coral Gables, FL 33146	9,000

Connor Anthony Kidman Cruise 217 N. Lincoln Avenue Clearwater, FL 33755	15,000

Forever Umbrella LLC 700 S. Santa Fe Ave. Second Floor Los Angeles, CA 90021	10,000

Chris Brown Entity (TBD)	20,000

Morgan Lavery 10676 Agate Knoll Ln Las Vegas, NV 89135	112,500

Michael Joshua Valenzuela-Puerner 921 Greystone Dr. Las Vegas, NV 89108	112,500

Mercury FundingCo, LLC 90 SW 3rd Street PH5 Miami, FL 33130	100,100

Total:	1,000,000

*The allocation of the Preferred Units is subject to change in the event of forfeiture for certain Preferred Units held by Morgan Lavery and Michael Joshua Valenzuela-Puerner based on such party voluntarily leaving employment with the Company or being terminated for Cause pursuant to such party’s employment agreement with the Company. In such event, the forfeited Preferred Units shall be proportionally reallocated to the other Preferred Members but shall not be deemed to be reduced to a number less than 1,000,000.

*Emmersive Entertainment, Inc. agrees to accept service on behalf of the Preferred Members until such time as (1) the Preferred Members are confirmed and (2) the Preferred Members execute this Agreement.

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